Exhibit 10.6
EXHIBIT D TO SEPARATION AGREEMENT
INTELLECTUAL PROPERTY LICENSE AGREEMENT
     This Intellectual Property License Agreement (this “Agreement"), is entered into as of October ___, 2002 (the “Effective Date") by and among ECI TELECOM LTD. (“ECI TELECOM”), ECI TELECOM-NGTS LTD. (“NGTS”), and VERAZ NETWORKS LTD. [formerly Chorale Networks Ltd.] (“Veraz"). ECI TELECOM and NGTS are collectively referred to in this Agreement as “ECI.” ECI, on the one hand, and Veraz, on the other, may each individually be referred to in this Agreement as a “Party”, and collectively referred to in this Agreement as the “Parties”.
WITNESSETH:
     WHEREAS, ECI and Veraz have entered into a Separation and Asset Purchase Agreement dated as of                      ___, 2002 (the “APA”); and
     WHEREAS, it is a condition to closing of the APA that this Agreement be entered into between the Parties;
     NOW, THEREFORE, it is hereby agreed by and between the Parties as follows:
ARTICLE 1
DEFINITIONS
As used herein, the following terms have the following meanings:
     1.1 “Assignment Agreement” shall mean the Intellectual Property Assignment Agreement by and between the Parties of even date herewith.
     1.2 “Veraz Know-How” shall have the meaning ascribed to it in the Assignment Agreement.
     1.3 “Veraz Patents” shall have the meaning ascribed to it in the Assignment Agreement.
     1.4 “Closing Date” and “Closing” shall have the respective meanings ascribed to them in the APA.
     1.5 “DCME Distribution Business” shall have the meaning ascribed to it in the APA.
     1.6 “DCME Know-How” shall mean all Know-How that pertains to DCME products and services or is required for the conduct of the DCME Distribution Business that exists on the Closing Date as listed in Appendix 1.6 attached hereto.

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     1.7 “DCME Patents” shall mean the Patents listed in Appendix 1.7 attached hereto.
     1.8 “DCME Trademarks” shall mean the trademarks, service marks, trade names and service marks listed in Appendix 1.8 attached hereto.
     1.9 “DCME Manufacturing and Distribution Agreement” shall mean the DCME Manufacturing and Distribution agreement signed between the Parties as of the date hereof.
     1.10 “ECI IP” shall mean all ECI Know-How and ECI Patents.
     1.11 “ECI Know-How” shall mean the Know-How owned, licensed, or used by ECI listed in Appendix 1.11 attached hereto.
     1.12 “ECI Patents” shall mean the Patents owned or sublicenseable by ECI, excluding all Veraz Patents and DCME Patents, and listed in Appendix 1.12 attached hereto.
     1.13 “Intellectual Property Rights” shall mean all rights under the laws of any jurisdiction in the world with respect to: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trade secret rights; (iii) contract rights in intellectual property of every kind and nature; and (iv) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in subclauses (i) through (iii) above; but excluding all Patents, trademarks, service marks, trade names, and service names.
     1.14 “Know-How” shall mean all technology, software (whether in source code or in executable code), ideas, concepts, know-how, techniques, technical and commercial information, data and documents of whatever kind, including drawings, specifications, photographs, samples, models, processes, procedures, reports and correspondence, including works of authorship embodying the foregoing, as well as information incorporated in formal or informal databases, correspondence, email, proprietary methods and processes of conducting business as well as know-how and show-how, customer lists, marketing plans, business plans, strategies, workflows and other information of value, and maintained in secrecy.
     1.15 “Patents” shall mean all patents, utility model applications, pending patent applications and industrial property rights, including any and all divisionals, continuations, reexaminations, renewals, provisionals, continuations-in-part, re-issues, and foreign equivalents thereof.
     1.16 “VoIP” shall mean Voice over Internet Protocol.
     1.17 “Veraz Business” shall mean the development manufacturing, marketing sale distribution and service of products and solutions for gateways and/or soft-switches for point-to-point, point to multipoint and/or switching and non-switching applications for connecting end to end telephony or telephony over packet networks. Said gateways include classification and/or compression of telephony signals such as voice, modem, fax and/or other signals such as video conference, and conversion of the classified and/or compressed signals into packets in format suitable for media such as Ethernet, IP ATM or MPLS.

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ARTICLE 2
LICENSE GRANTS
     2.1 Exclusive License for DCME Patents and DCME Know-How for Veraz Business. ECI hereby grants to Veraz an exclusive (with respect to both ECI and all other parties with respect to activities conducted within the Veraz Business), worldwide, irrevocable, perpetual, fully paid, royalty-free, transferable in accordance with Section 6.2, sublicensable license:
          (a) under the DCME Patents to use, develop, design, integrate, make, have made, market, sell, offer to sell, lease, offer to lease, import and transfer products and services with respect to activities conducted within the Veraz Business, and to use any apparatus and practice any method in the manufacture or use thereof; and
          (b) under ECI’s Intellectual Property Rights to use, develop, design, integrate, reproduce, display, perform, import, modify, create derivative works of, adapt, further develop, distribute directly or indirectly, and otherwise exploit the DCME Know-How with respect to any activities conducted within the Veraz Business.
     2.2 Nonexclusive License for ECI Patents and ECI Know-How for Veraz Business. ECI hereby grants to Veraz a nonexclusive, worldwide, irrevocable, perpetual, fully paid, royalty-free, transferable in accordance with Section 6.2, sublicensable license:
          (a) under the ECI Patents to use, develop, design, integrate, market, sell, offer to sell, lease, offer to lease, import and transfer products and services with respect to activities conducted within the Veraz Business, and to use any apparatus and practice any method in the manufacturer or use thereof; and
          (b) under ECI’s Intellectual Property Rights to use, develop, design, integrate, reproduce, display, perform, import, modify, create derivative works of, adapt, further develop, distribute directly or indirectly, and otherwise exploit the ECI Know-How with respect to activities conducted within the Veraz Business.
     2.3 Nonexclusive License for the DCME Distribution Business. ECI hereby grants to Veraz a nonexclusive, worldwide, perpetual and revocable in accordance with the termination rights set forth in the immediately following sentence, fully paid, royalty-free, transferable in accordance with Section 6.2, license:
          (a) under the DCME Patents and ECI Patents to use, develop, design, integrate, market, sell, offer to sell, lease, offer to lease, import and otherwise transfer any products and services with respect to activities conducted within the DCME Distribution Business; and
          (b) under ECI’s Intellectual Property Rights to use, develop, design, integrate, reproduce, display, perform, import, modify, create derivative works of, adapt, further develop, distribute directly or indirectly, and otherwise exploit the ECI Know-How and DCME Know-How with respect to activities conducted within the DCME Distribution Business; and

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          (c) to have applied the DCME Trademarks on DCME products obtained from ECI, and use the DCME Trademarks in connection with marketing, sales, distribution, service and support activities, anywhere in the world, for DCME products obtained from ECI; subject to the guidelines and restrictions set forth in Appendix 2.3(c) hereto.
Veraz may sublicense the rights granted in this Section 2.3 to the extent necessary to develop, market, sell, offer to sell, lease, offer to lease, import, distribute, service and support products or services with respect to activities conducted in connection with the DCME Distribution Business. Additionally, ECI may, at its discretion, terminate prospectively the license rights granted in this Section 2.3 with respect to Veraz’s ability to perform licensed activities hereunder if Veraz no longer provides service and support for the DCME products or services made available to Veraz under the DCME Manufacturing and Distribution Agreement.
     2.4 Additional Obligations of ECI.
          (a) ECI hereby agrees not to license, use or otherwise exploit in any manner the DCME Patents, DCME Know-How, or ECI IP in connection with any activities contained within the Veraz Business, except:
               (i) to manufacture and supply exclusively to Veraz VoIP products and services under the VoIP Manufacturing and Distribution Agreement; or
               (ii) as permitted in accordance with the terms and conditions of the License Agreement referred to in Section 2.5(a) below and attached hereto as Appendix 2.4(a) and as shall be permitted under the licenses which may be granted pursuant to Section 2.5(b), if any.
          (b) In the event that ECI shall desire to assign or otherwise transfer, to any third party, all or part of ECI’s interest in (i) the DCME Know-How, (ii) the DCME Patents, or (iii) any ECI IP, ECI shall, subject to ECI’s compliance with confidentiality obligations (if any and only to the extent thereunder) made to the proposed assignee and applicable securities laws, inform Veraz in writing within a reasonable period of time prior to entering into an agreement for any planned assignment. The notice shall include the general terms of the proposed assignment or transfer. In the event any assignment or transfer is made by ECI of any of the DCME Know-How, DCME Patents or ECI IP such assignment or transfer shall be made subject to the license grants, covenants and license restrictions granted or undertaken by ECI in and to any such DCME Know-How, DCME Patents or ECI IP under this Agreement.
          (c) Should ECI decide to abandon the prosecution or maintenance of any DCME Patents or ECI Patents, ECI shall provide promptly to Veraz written notice of any such planned abandonment and, upon Veraz’s written request and at Veraz’s expense, and provided that Veraz has requested in writing for ECI to assign and transfer ECI’s ownership rights in and to any such DCME Patents or ECI Patents within thirty (30) days of such notice, ECI shall unconditionally and irrevocably assign and transfer complete and exclusive ownership in and to any such DCME Patents or ECI Patents to Veraz upon reasonable terms that are to be agreed upon by the Parties. Upon the making of any such assignment or transfer to Veraz, Veraz

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covenants to grant to ECI a royalty-free and fully paid license under such assigned DCME Patents or ECI Patents of the same scope and duration and with the same restrictions as provided for other similar patents for which Veraz grants a license to ECI under the License Agreement attached as Appendix 2.4(a) hereto. Any assignment or transfer that is made by ECI of any DCME Patents or ECI Patents pursuant to the provisions of this Section 2.4(c) shall be made subject to any underlying license grants, covenants and license restrictions granted or undertaken by ECI in and to any such DCME Patents or ECI Patents. Upon written request by Veraz, ECI shall assist in the completion of such assignment at the sole cost of Veraz.
          (d) If Veraz determines that there are any items that are being used by ECI in the Veraz Business or DCME Distribution Business on the date of execution of this Agreement, but have not been specifically listed or identified on Appendices 1.6, 1.7, 1.8, 1.11 or 1.12, then Veraz may request in writing for ECI to license the applicable item to Veraz in accordance with the respective terms under this Agreement which relate to the license of the items appearing in the Appendix in which such item should have been listed. Upon delivery of such notice to ECI and subject to ECI’s written agreement, which agreement shall not be unreasonably withheld, delayed or conditioned by ECI, ECI will be deemed, without any further action necessary, to have licensed to Veraz such items in accordance with the respective terms under this Agreement which relate to the license of other items appearing in the Appendix in which such item should have been listed.
          (e) For a period of two (2) years after the date of execution of this Agreement by the Parties, at Veraz’s written request and subject to the availability and agreement by the Parties upon the amounts, including the rates for support, to be paid by Veraz for technical support to be provided by ECI, ECI (through its Celtro division) will provide at mutually agreed dates and times technical support to the extent required for Veraz to resolve technical problems encountered with Veraz’s use of the DCME Know-How in connection with the Veraz Business. Any amount that is agreed upon between the Parties to be paid by Veraz for technical support to be provided hereunder shall be paid within ten (10) days after services are performed by ECI. ECI will invoice Veraz for technical support services on at least a monthly basis after services are rendered. Any technical support that will be provided to Veraz by ECI hereunder, at Veraz’s written request, will be further limited solely to the permitted use by Veraz of the DCME Know-How that is existing as of Closing and generally available at the time of Veraz’s written request in accordance with the license rights granted in this Section 2.
     2.5 Additional Obligations of Veraz.
          (a) License Back. Concurrently with the execution of this Agreement, Veraz shall enter into a license agreement with NGTS to provide it rights in Veraz Patents and Veraz Know-How in respect of its Celtro product line, all as set forth in the license agreement attached as Appendix 2.4(a) hereto (the “License Agreement”).
          (b) Other License Backs. If Veraz elects to grant any license under the Veraz Patents or to use the Veraz Know-How (the “VoIP License”), it shall so notify in writing to ECI and upon ECI’s request, Veraz shall grant ECI a nonexclusive license under the Veraz Patents or

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to use the Veraz Know-How on terms and conditions that are consistent with and no less favorable in any material respect than those terms and conditions of the VoIP License.
          (c) Third Party Patents and Know-How. The attached Appendix 2.5(c) sets forth DCME Know-How and ECI Know-How that is licensed to ECI from third parties, and licensed hereunder by ECI to Veraz, and for which the license in respect of such is subject to the terms and conditions of a third party license by which ECI is bound in respect thereof. ECI shall use its reasonable commercial efforts to obtain and provide to Veraz prior to Closing all third-party consents with regard to the license to Veraz hereunder of the items of DCME Know-How and ECI Know-How listed in Appendix 2.5(c) which are marked as material in such schedule. Prior to exercising its rights hereunder in respect to the remaining DCME Know-How and ECI-Know listed in Appendix 2.5(c), ECI shall provide to Veraz, and Veraz shall review, said terms and conditions to ensure Veraz’s compliance therewith. ECI shall use commercially reasonable efforts to obtain properly all third-party consents, if any, that are necessary for the exercise by Veraz of the licenses hereunder.
ARTICLE 3
INTELLECTUAL PROPERTY MATTERS
     3.1 Each Party shall promptly notify the other Party of any and all infringements, imitations, simulations or other illegal use or misuse of the licensed DCME Know-How, DCME Patents or DCME Trademarks which come to its attention. ECI shall determine whether to take any action to prevent the infringement, imitation, simulation or other illegal use or misuse of the DCME Know-How, DCME Patents or DCME Trademarks. If ECI elects not to take such action, Veraz may take such action if it has received ECI’s prior written approval to take such action. In this event, ECI shall, at Veraz’s expense, cooperate in such action with Veraz including, without limitation, joining as a party. Any money recovered by way of damages or otherwise with respect to such action shall be kept by the Party which bore the costs of such action; or, in any case where the Parties have shared the costs, such money shall be shared in proportion to the costs borne by each Party. Each Party shall, at the request of the other, render all reasonable assistance in connection with any matter pertaining to the protection, enforcement or infringement of the licensed DCME Know-How, DCME Patents or DCME Trademarks, whether in the courts, administrative or quasi-judicial agencies, or otherwise, at the cost of the requesting party.
     3.2 In the event that, Veraz decides to defend itself against patent claims or other illegal use or misuse relating to the DCME Patents and DCME Know-How, ECI shall, at the request of Veraz, provide reasonable assistance to enable Veraz to defend such claims and immediately initiate a limited assignment of joint ownership rights in specified DCME Patents and DCME Know-How for the period of time, if and to the extent required for the defense (including counter-claims) of such claims, and to the extent not sufficient for such defense, ECI shall, upon Veraz’s reasonable request, join Veraz in any action to defend such claims and consent to the granting to third parties by Veraz, without any financial accounting to ECI or the making of any payment to ECI, of any necessary licenses to specified DCME Patents and DCME Know-How.

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     3.3 Any and all ECI Know-How is provided by ECI to Veraz “AS IS,” and ECI shall have no liability whatsoever to Veraz in connection with Veraz’s use thereof in any manner whatsoever. Additionally, ECI makes no representations or warranties regarding whether any of the DCME or ECI Patents are valid or useful to Veraz. ECI makes no representation, extends no warranties or indemnification of any kind, expressed or implied, nor assumes any responsibilities whatsoever with respect to the commercial utility or quality of any of the licensed Patents, Know-How, Trademarks or other Intellectual Property Rights licensed hereunder (the “Licensed IPR”). ECI DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT OF THIRD PARTY RIGHTS. ECI SHALL HAVE NO OBLIGATIONS OR LIABILITIES UNDER THIS AGREEMENT RELATING TO THE USE BY VERAZ OF ANY SUCH LICENSED IPR.
     3.4 EXCEPT FOR BREACHES AND VIOLATIONS OF CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR OTHER INDIRECT DAMAGES, INCLUDING LOST PROFITS, RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE BY SUCH PARTY OF ANY OBLIGATIONS HEREUNDER, OR FOR THE COST OF THE PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. FOR THE AVOIDANCE OF DOUBT, DAMAGES INCURRED BY VERAZ FROM ECI’S BREACHES OR VIOLATIONS OF THE LICENSE GRANTS OR EXCLUSIVITY OBLIGATIONS IN SECTION 2.4(A) OF THIS AGREEMENT SHALL BE DEEMED DIRECT DAMAGES TO WHICH THIS LIMITATION OF LIABILITY PROVISION SHALL NOT APPLY.
     3.5 Veraz hereby acknowledges and agrees that ECI owns the Licensed IPR that is licensed by ECI hereunder and all rights therein and that nothing in this Agreement shall give Veraz any right, title or interest in or to such Licensed IPR, other than the limited and restricted licenses and rights granted in Section 2 of this Agreement and the rights of a limited assignment of joint ownership rights which may be granted in Section 3.2 of this Agreement.
ARTICLE 4
GOVERNING LAW; DISPUTE RESOLUTION
     4.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     4.2 In the event of any controversy or claim arising out of or in connection with this Agreement, Section 11.5 of the APA shall govern, mutatis mutandis.

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ARTICLE 5
CONFIDENTIALITY
     5.1 Veraz acknowledges and agrees that all Confidential Information of ECI that it receives or obtains prior to Closing or receives or obtains in the context of this Agreement is the valuable proprietary information of ECI. Except as expressly allowed herein, Veraz will hold in confidence and not use or disclose any Confidential Information of ECI for any purpose other than for the purposes contemplated under this Agreement, and shall similarly bind its employees. Veraz will exercise the same level of care to prevent unauthorized disclosure or compromise of the Confidential Information of ECI as it uses to safeguard its own Confidential Information, but in no event will Veraz use less than reasonable care. Veraz shall not be obligated under this Section 5 with respect to information it can document:
          (a) is or has become readily publicly available without restriction through no fault of Veraz or its employees or agents; or
          (b) is required to be disclosed by legal process, court order or governmental regulations, provided that Veraz, subject to any such process, order or regulations, shall furnish notice of any required disclosure and reasonably assists ECI in any effort of ECI to limit or restrict any such disclosure.
     5.2 For purposes hereof, “Confidential Information” means, without limitation, the DCME Know-How, ECI Know-How and any informative technical material, technical information, know-how, software and firmware (including all copies derived from material furnished hereunder) of ECI, whether written or oral, furnished to or obtained by Veraz that is marked as, or otherwise reasonably understood by Veraz to be, confidential to ECI.
ARTICLE 6
ASSIGNMENT
     6.1 This Agreement and the rights, duties and liabilities of the Parties under this Agreement will bind and inure to the benefit of their successors and assigns, respectively, as permitted pursuant to Section 6.2.
     6.2 Neither Party may assign, transfer or delegate its rights and obligations under this Agreement, either in whole or in part, except with the prior written consent of the other Party; provided, however, that a Party may assign this Agreement without obtaining such prior written consent to a successor-in-interest to it that agrees to be bound by all of the terms and conditions in this Agreement, in connection with (i) the sale of all or substantially all of the assets of such Party, (ii) the purchase of all or a majority of such Party’s outstanding voting shares, or (iii) a consolidation, merger or reorganization of such Party. Notwithstanding the foregoing, Veraz may assign or transfer the non-exclusive license for the DCME Distribution Business that is granted by ECI under Section 2.3 above only in connection with an assignment or transfer of the DCME Manufacturing and Distribution Agreement or any of Veraz’s rights thereunder to the

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extent permitted under the DCME Manufacturing and Distribution Agreement. Any such attempted assignment, transfer or delegation in derogation of the foregoing shall be null and void and without any legal effect.
ARTICLE 7
MISCELLANEOUS
     7.1 The term of this Agreement shall commence upon the Effective Date and will continue indefinitely.
     7.2 All notices, requests and other communications hereunder shall be in writing and shall be governed by Section 11.13 of the APA, mutatis mutandis.
     7.3 The headings of this Agreement are included for convenience only, and the articles or sections shall not be construed in accordance with their headings.
     7.4 The Parties hereto agree that the invalidity or unenforceability of any of the provisions hereof shall not in any way affect the validity or enforceability of any other provisions of this Agreement except those from which the invalidated or unenforceable provisions comprise an integral part or are otherwise clearly inseparable.
     7.5 Nothing contained in this Agreement shall be deemed or construed to constitute or create among the Parties hereto a partnership, association, joint venture franchise or other agency.
     7.6 This Agreement is the entire agreement by and among the parties with respect to this subject matter, and supersedes all prior discussions, negotiations, communications and agreements with respect thereto. This Agreement may be modified only in writing signed by all Parties hereto. Any purported oral modification of this Agreement shall be without any effect whatsoever.
     7.7 The failure of any party to enforce at any time any of the provisions of this Agreement shall not be deemed to be a waiver of the right of such Party thereafter to enforce such provision.
     7.8 Each Party hereto shall execute and cause to be delivered to the other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated in this Agreement.
     7.9 In the event of any breach of any of the confidentiality obligations, license grants, license restrictions or additional obligations of ECI in Section 2.4(a), each party hereby agrees that the harm suffered by the affected party would not be compensable by monetary damages alone and, accordingly, that the affected party shall, in addition to any other available legal or equitable remedies, be entitled to seek an injunction or other equitable relief against the other party in connection with any breach or violation of any such provisions.

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     7.10 This Agreement establishes the rights, duties and obligations of ECI and Veraz with respect to the subject matter hereof.
     7.11 The obligations of any Party shall be excused to the extent, and for the period during which, that performance is rendered impossible by strike, fire, flood, earthquake, other natural disasters, governmental acts, orders or restrictions, or any other reason beyond the reasonable control of such Party.
     7.12 Each Party’s performance of this Agreement, including without limitation Veraz’s use of the Licensed IPR, shall at all times comply with all requirements, rules, laws and regulations of all governmental bodies having proper jurisdiction, and including without limitation any requirements to obtain any licenses under the export or similar laws applicable jurisdiction, and including without limitation any requirements to obtain any licenses under the export or similar laws of the United States.
     [SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

VERAZ NETWORKS LTD.

By:	/s/ Zamir Segev

Printed Name: Zamir Segev
Title:

Date:

ECI TELECOM LTD.

By:	/s/ Illegible

Printed Name:

Title:

Date:

ECI TELECOM-NGTS LTD.

By:	/s/ Giora Bitan

Printed Name: Giora Bitan
Title:

Date:

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LIST OF APPENDICES:

Appendix 1.6	“DCME Know-How”

Appendix 1.7	“DCME Patents”

Appendix 1.8	“DCME Trademarks”

Appendix 1.11	“ECI Know-How”

Appendix 1.12	“ECI Patents”

Appendix 2.3(c)	“Guidelines and restrictions to the use of the DCME Trademarks”

Appendix 2.4(a)	“License Agreement”

Appendix 2.5(c)	“DCME Know-How which may be licensed to ECI from third parties”

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